UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.     )*

Komag, Incorporated (Name of Issuer)
Common Stock (Title of Class of Securities)
500453 20 4 (CUSIP Number)
October 4, 2002 Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐
Rule 13d-1(b)
☒
Rule 13d-1(c)
☐
Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 500453 20 4	13G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 500453 20 4	13G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
GLB Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 500453 20 4	13G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Investment Group, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
OO; HC

CUSIP No. 500453 20 4	13G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kenneth Griffin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
IN

CUSIP No. 500453 20 4	13G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Wellington Partners Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 500453 20 4	13G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Distressed and Credit Opportunity Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 500453 20 4	13G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kensington Global Strategies Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 500453 20 4	13G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Credit Trading Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
CO

CUSIP No. 500453 20 4	13G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
2,113,442 shares of Common Stock Warrants to purchase 11,796 shares of Common Stock

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
See Row 6 above.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

12	TYPE OF REPORTING PERSON*
CO

CUSIP No. 500453 20 4	13G	Page 11 of 16 Pages

Item	1(a)	Name of Issuer: KOMAG, INCORPORATED
	1(b)	Address of Issuer's Principal Executive Offices:
1710 Automation Parkway San Jose, California 95131
Item	2(a)	Name of Person Filing
Item	2(b)	Address of Principal Business Office
Item	2(c)	Citizenship

                Citadel Limited Partnership
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Illinois limited partnership

                GLB Partners, L.P.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Delaware limited partnership

                Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Delaware limited liability company

                Kenneth Griffin
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                U.S. Citizen

                Wellington Partners Limited Partnership
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Illinois limited partnership

CUSIP No. 500453 20 4	13G	Page 12 of 16 Pages

                Citadel Distressed and Credit Opportunity Fund Ltd.
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Cayman Islands company

                Kensington Global Strategies Fund, Ltd.
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Bermuda company

                Citadel Credit Trading Ltd.
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Cayman Islands company

                Citadel Equity Fund
                c/o Citadel Investment Group, L.L.C.
                225 W. Washington
                9th Floor
                Chicago, Illinois 60606
                Bermuda company

Item	2(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share
	2(e)	CUSIP Number: 500453 20 4

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 500453 20 4	13G	Page 13 of 16 Pages

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4      Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
CITADEL CREDIT TRADING LTD.
CITADEL EQUITY FUND LTD.

  (a)
  Amount beneficially owned:

2,113,442 shares of Common Stock

Warrants to purchase 11,796 shares of Common Stock

  (b)
  Percent of Class:

Approximately 9.3% as of the date of this filing. (Based on 22,826,283 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in item (a) above.)

  (c)
  Number of shares as to which such person has:

  (i)
  sole power to vote or to direct the vote:

        0

    (ii)
    shared power to vote or to direct the vote:

        See item (a) above.

CUSIP No. 500453 20 4	13G	Page 14 of 16 Pages

    (iii)
    sole power to dispose or to direct the disposition of:

        0

    (iv)
    shared power to dispose or to direct the disposition of:

        See item (a) above.

Item 5            Ownership of Five Percent or Less of a Class:

        Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable.

Item 7            Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

        See Item 2 above.

Item 8            Identification and Classification of Members of the Group:

        Not Applicable.

Item 9            Notice of Dissolution of Group:

        Not Applicable.

Item 10            Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 500453 20 4	13G	Page 15 of 16 Pages

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of October, 2002		/s/ KENNETH GRIFFIN Kenneth Griffin
CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.
By:	GLB Partners, L.P., its General Partner	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
By:	Citadel Investment Group, L.L.C., its General Partner	CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	Citadel Limited Partnership, its Trading Manager
GLB PARTNERS, L.P.		By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
WELLINGTON PARTNERS LIMITED PARTNERSHIP		CITADEL CREDIT TRADING LTD.
By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President

CUSIP No. 500453 20 4	13G	Page 16 of 16 Pages

KENSINGTON GLOBAL STRATEGIES FUND, LTD.		CITADEL EQUITY FUND LTD.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President